Jack Derby and Gregory Grimes Appointed to Expanded Board of Directors
                 of Smart Glass Company Research Frontiers;
                   Seth Van Voorhees Joins Company as its
               CFO and Vice President of Business Development


Woodbury, New York-December 30, 2010. Research Frontiers Inc. (Nasdaq: REFR), a pioneer in the development and commercialization of high-performance energy-efficient SPD-SmartGlass technology, announced that effective January 1, 2011, Jack Derby and Gregory Grimes have been appointed as new members to its expanded Board of Directors, and Seth Van Voorhees has joined the Company as its Vice President - Business Development and CFO, a newly-created position.

"As our company's SPD-Smart light-control technology has moved from the development stage to the beginning of widespread commercial adoption of products in multiple industries, there are tremendous opportunities ahead for Research Frontiers," said Joseph M. Harary, President and CEO of Research Frontiers Inc. "In order to best capitalize on these opportunities, it became apparent that we needed to expand our manpower and business expertise further. Greg, Jack and Seth have diverse talents and proven track records of success in business development, especially in the areas of technology-based products and luxury goods."

Jack Derby

As President of Derby Management, a management consulting firm focused in entrepreneurial and emerging growth markets, Jack brings extensive core experience in sales, marketing and strategic planning. Prior to forming Derby Management in 1990, Jack's background included positions as CEO of Mayer Electronics Corporation, President of CB Sports, President of Litton Industries Medical Systems, CEO of Datamedix Corporation and Executive Vice President of Becton Dickinson Medical Systems.

Jack is extremely active in the New England emerging and middle market business communities, and has been the Vice Chair of the Smaller Business Association of New England. He is currently or has been an active board member in twenty companies including fourteen companies that he has either co-founded or managed as the CEO. He was instrumental in restructuring the Board of the MIT Enterprise Forum, and has been a Director of MIT's Technology Capital Network, and the President of the University Club of Boston. Currently, he is Chairman of the Association for Corporate Growth of Boston and also served as a Director of ACG's Global Board. Jack is also currently the Director Emeritus of The Associated Industries of Massachusetts and is a Director at Accounting Management Solutions, The Alliance Companies, Beacon Hospice, Brainshark Corporation, Hybricon Corporation, Rome Snowboards and Ntirety Inc. Jack is also a board member of The Common Angels, one of the largest angel group investors in the U.S.

Jack Derby is a professor at Tufts University's School of Engineering where he teaches a course in Entrepreneurial Sales and Marketing. He is also a Lecturer at MIT where he teaches classes in business planning and marketing for undergraduate students in the Mechanical Engineering Department. Jack is a graduate of Boston College and the United States Peace Corps.

Gregory G. Grimes

Gregory G. Grimes is the top-selling sales associate company-wide at Hermes of Paris, the French luxury goods retailer. Prior to working for Hermes, Mr. Grimes was Store Director and Regional Sales Manager for MCM, the German luxury goods maker. He also worked for Kirby, Warren & Associates, a consulting firm dedicated to the development and support of small business operation.

Mr. Grimes graduated with a Bachelor of Commerce degree from the University of Manitoba, Faculty of Management (Honors Program), where he majored in marketing and finance. Mr. Grimes has been an investor in Research Frontiers for over a decade, and has already contributed to the Company's success through sales and marketing advice and introducing the company to a large network of investors and contacts in the automotive, architectural, and aerospace industries.

Seth Van Voorhees, Ph.D.

Seth Van Voorhees brings with him a valuable combination of finance, business and science experience. Prior to joining Research Frontiers, Mr. Van Voorhees previously held senior financial, business development and investment banking positions as CFO of American Pacific, a publicly-traded specialty chemical manufacturer, and at Merrill Lynch, Wasserstein Perella and UBS Warburg, where he completed a number of investment banking assignments for advanced power technology and industrial clients. Mr. Van Voorhees' academic credentials include a doctorate in chemistry from the University of Pennsylvania and a MBA from Columbia University.

About Research Frontiers Inc. and SPD-Smart Light Control Technology

SPD-Smart light-control film technology transforms widely used products - windows, skylights, curtainwalls, partitions, sunroofs and more - into products that allow users to instantly and precisely control the light, glare and heat entering a building or vehicle. It is instantly tunable to an infinite number of light transmission states regardless of window size, and easily adapts to individual preferences using control devices ranging from basic dimmer switches and photosensors to those that are integrated into a building's or vehicle's intelligent control system. These unequalled performance characteristics help optimize energy savings and human comfort. SPD-Smart technology offers many other desired benefits such as increased security, noise reduction, protection from harmful ultraviolet light and the potential for aesthetically distinctive designs.

Research Frontiers Inc. (Nasdaq: REFR) is the developer of SPD-Smart light-control technology and has spent over $80 million to date to develop its technology, Research Frontiers currently holds approximately 500 patents and patent applications and has built an infrastructure of 39 licensed companies that collectively are capable of serving the growing global demand for smart glass products in automobiles, homes, buildings, aircraft and boats. Further information about SPD-Smart technology, Research Frontiers and its licensees can be found at www.SmartGlass.com.

Note: From time to time Research Frontiers may issue forward-looking statements which involve risks and uncertainties. This press release contains forward-looking statements. Actual results could differ and are not guaranteed. Any forward-looking statements should be considered accordingly. "SPD-Smart" and "SPD-SmartGlass" are trademarks of Research Frontiers Inc.

For further information, please contact:

Joseph M. Harary-President and CEO
Research Frontiers Inc.
+1-516-364-1902
info@SmartGlass.com